Exhibit 99.1

Saks Incorporated

Restricted Stock Agreement

____________, 20__

This is a Restricted Stock Agreement between Saks Incorporated (the “Company”) and the individual who has executed this Restricted Stock Agreement above the signature line “Signature of Award Holder” (the “Award Holder”). The term “this Agreement” means this Restricted Stock Agreement and each Award Supplement (defined in paragraph 1 of this Agreement) relating to this Agreement.

Preliminary Statement

This Agreement is made pursuant to the Company’s 2004 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement are defined in the Plan as amended after the date of this Agreement.

Terms and Conditions

The Company and the Award Holder agree as follows:

1. Restricted Stock Awards. This Agreement is the agreement referred to in section 8 of the Plan. For each of the Company’s restricted stock awards to the Award Holder pursuant to the Plan, this Agreement, the Plan, and each Award Supplement to this Agreement, which need not be signed by the Award Holder, will govern. The restricted stock awarded by the Company to the Award Holder pursuant to the Plan together are referred to as the “Restricted Stock.” The Company will evidence each award of Restricted Stock by a Supplement to Restricted Stock Agreement to be attached to this Agreement from time to time (each an “Award Supplement” and together the “Award Supplements”). Award Supplements will indicate the number of shares of Restricted Stock awarded to the Award Holder and the restrictions that are applicable to the Restricted Stock awarded. This Agreement governs all Restricted Stock awarded to the Award Holder prior to, on, or after the date of this Agreement, and all Award Supplements, whenever delivered to the Award Holder, are incorporated into and form a part of this Agreement.

2. Restrictions; Forfeiture.

(a) Each award of Restricted Stock is subject to each of the following restrictions until the vesting conditions described on the Award Supplement applicable to the award have been satisfied or the restrictions have otherwise expired or been terminated. Failure to satisfy the vesting conditions by the times specified on the Award Supplement will result in the forfeiture of the number of shares of unvested Restricted Stock specified on the Award Supplement. Unvested Restricted Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated, or otherwise encumbered. If the Award Holder’s employment with the Company or any affiliate terminates for any reason other than as provided in subparagraphs (b) or (c) of paragraph 3 of this Agreement, then the Award Holder will forfeit all of the Award Holder’s right, title, and interest in and to the then-unvested shares of Restricted Stock as of the date of employment termination, and the unvested Restricted Stock will revert to the Company immediately following the event of forfeiture.

(b) The Award Holder will forfeit all Restricted Stock if (i) in the opinion of the Committee, the Award Holder, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Company or any of its subsidiaries, or (b) the Award Holder performs any act or engages in any activity that in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company. The restrictions imposed by this paragraph will apply to all shares of the Company’s common stock and any other securities issued with respect to Restricted Stock in connection with any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the common stock of the Company.

(c) If within six months following the Award Holder’s termination of employment the Award Holder, without the written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise in any business or activity determined by the Committee, in its sole discretion, to be competitive with any business or activity conducted by the Company or any of its subsidiaries, the Award Holder will be required to pay to the Company an amount in cash equal to the value of Performance Share awards that vested on or after, or within six months prior to, the Award Holder’s termination of employment, which value will be determined as of the date of vesting.

3. Expiration and Termination of Restrictions. The restrictions imposed by paragraph 2 of this Agreement on each award of Restricted Stock will expire on the earliest to occur of the following (the period prior to the expiration of the award being the “Restricted Period”):

(a) upon the passage of time or upon the achievement of performance objectives or upon both the passage or time and the achievement of performance objectives, as provided in the Award Supplement for the award;

(b)	on the date of termination of the Award Holder’s employment by reason of death, Disability, or Retirement; or

(c) subject to section 18 of the Plan, upon the occurrence of a Change in Control and, if applicable, the termination of the Award Holder’s employment or service within two years following the occurrence of the Change in Control.

4. Delivery of Restricted Stock. All Restricted Stock will be registered in the name of the Award Holder as soon as practicable following the Award Dates specified in the

Award Supplements, and all Restricted Stock will be held by the Company in accordance with the Plan during the Restricted Period in certificated or uncertificated form. Certificates for the Restricted Stock for which the Restricted Period has ended will be delivered to the Award Holder or the Award Holder’s designee upon request, but delivery may be postponed for a period of time to enable the Company, in exercising reasonable diligence, to comply with registration requirements under federal or state securities laws, stock exchange listing requirements and other rules, and requirements under any other law or regulation applicable to the issuance or transfer of the Restricted Stock.

5. Voting and Dividend Rights. Subject to the next sentences, the Award Holder, as beneficial owner of the Restricted Stock, has full voting and dividend rights with respect to the Restricted Stock during and after the Restricted Period. During the Restricted Period the Award Holder may not assign or pledge voting rights or dividend rights to during the Restricted Period. During the Restricted Period the Company will withhold dividends paid by the Company with respect to the Restricted Stock and will not pay the dividends to the Award Holder, and the Award Holder will have no right to receive the any dividends paid by the Company with respect to the Restricted Stock, until the Restricted Period ends and the Company has delivered certificates for the Restricted Stock to the Award Holder as provided in paragraph 4. If the Award Holder forfeits any Restricted Stock in accordance with paragraph 2, the Award Holder’s rights as a beneficial owner of the Restricted Stock, and all of the Award Holder’s interest in them, will immediately terminate, and the Award Holder will not be entitled to payment of past or future dividends or any other right or benefit with respect to the forfeited Restricted Stock. If for any reason the Award Holder receives dividends with respect to the forfeited Restricted Stock after forfeiture, the Award Holder will repay to the Company an amount equal to the dividends received.

6. Anti-Dilution Provisions. Section 20 of the Plan is applicable to this Agreement and the Restricted Stock.

7. No Right of Continued Employment. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any affiliate to terminate the Award Holder’s employment at any time, nor confer upon the Award Holder any right to continue in the employ of the Company or any affiliate.

8. Payment of Taxes.

(a) The Award Holder may make an election to be taxed upon an award of Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended, by making an appropriate election with the Internal Revenue Service within thirty days after the date of the award and by otherwise complying with applicable requirements.

(b) At any time the law requires the Company to withhold federal, state, or local taxes of any kind (including the Award Holder’s FICA obligation) on behalf of the Award Holder as a result of the award of the Restricted Stock, the Award Holder agrees to pay the required withholding amount to the Company no later than the date due, or to make other arrangements satisfactory to the Company regarding payment of the withholding amount. The obligations of the Company under this Agreement will be conditional on the Award Holder’s compliance with these withholding payment requirements, and the Company and its affiliates will, to the extent permitted by law, have the right to deduct the withholding amount from any payment of any kind otherwise due to the Award Holder.

9. Amendment. This Agreement may not be modified, amended, or waived in any manner except in writing signed by the Company and the Award Holder. The waiver by the Company or the Award Holder of compliance with any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or any subsequent breach of a provision of this Agreement.

10. The Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement, and this Agreement will be governed by and construed in accordance with the Plan. If any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement occurs, the provisions of the Plan will be controlling and determinative.

11. Successors. This Agreement will be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Human Resources Department

Saks Incorporated

750 Lakeshore Parkway

Birmingham, AL 35211

Attn: Manager-Equity/Incentive Plans

or any other address designated by the Company in a written notice to the Award Holder. Notices to the Award Holder will be directed to the address of the Award Holder then currently on file with the Company, or at any other address given by the Award Holder in a written notice to the Company.

14. Administration. The authority to manage and control the operation and administration of this Agreement will be vested in the Committee. The Committee will have all powers with respect to this Agreement that it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

15.	Governing Law. Tennessee law will govern the interpretation, performance, and enforcement of this Agreement.

Saks Incorporated

By: _________________________

____________________________

Name of Award Holder

____________________________

Signature of Award Holder